Exhibit 10.2

VEECO INSTRUMENTS INC. 2010 STOCK INCENTIVE PLAN

NOTICE OF CRITICAL PRIORITIES PERFORMANCE SHARE AWARD (2016)

Veeco Instruments Inc. (the “Company”) is pleased to confirm the award to the employee named below (the “Grantee”) of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (2016) (the “Notice”), the Veeco Instruments Inc. 2010 Stock Incentive Plan, as amended from time to time (the “Plan”) and the Veeco Instruments Inc. Terms and Conditions of Restricted Stock Unit Award (2016) (the “Terms and Conditions”) attached hereto, as follows.  Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Grantee:
Date of Award:	June 14, 2016
Total Number of Performance Shares
Awarded (the “Units”):

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Terms and Conditions and the Plan, the Units will “vest” based on satisfaction of the Critical Priorities Incentive Goals (each a “Goal” and, collectively, the “Goals”) described on Exhibit A hereto, provided, however, that the number of Units that vest shall be reduced by a number of Units having a Fair Market Value equal to the amount paid under the Company’s 2016 Bonus Plan rounded up to the nearest whole Unit, as determined by the Compensation Committee no later than July 31, 2017 (the “Determination Date”).  Based on such determination, a number of Units (from 0% to 100% of the Units) shall vest on the day following the Determination Date (the “Vesting Date”).  The Compensation Committee shall make all determinations and interpretations regarding satisfaction of the Goals in its sole discretion and such determinations and interpretations shall be final, binding and conclusive.

If the number of Units determined with respect to a Goal includes a fractional Unit, the result shall be rounded up to the next whole Unit.

The number of Units applicable to any portion of the Award that is determined to be unearned will lapse, be forfeited and deemed reconveyed to the Company upon such determination.  The Company shall thereafter be the legal and beneficial owner of such reconveyed Units and the Company shall have all rights and interest therein or related thereto without further action by the Grantee.

For purposes of this Notice and the Terms and Conditions, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company.  If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, including death or Disability.  In the event the Grantee terminates Continuous Service for any reason, including death or Disability, any unvested Units held by the Grantee immediately upon such termination of the Grantee’s Continuous Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

Additional Provisions:

This Award shall be subject to the terms and conditions set forth in the Veeco Instruments Inc. Terms and Conditions of Restricted Stock Unit Award (2016) (the “Terms and Conditions”).

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice and the Terms and Conditions.

This Award shall be subject to the terms and conditions set forth in the Terms and Conditions.  Unless Grantee notifies the Company within 10 days following receipt of this Notice that he or she declines this Award, Grantee will be deemed to have accepted and agreed to the Terms and Conditions.  Any such notice should be in writing and sent to Veeco Instruments Inc., Attention: General Counsel, Terminal Drive, Plainview, NY 11803 or by facsimile to (516) 677-0380.

VEECO INSTRUMENTS INC.

Name: Robert W. Bradshaw
Title: Sr. Vice President Human Resources

VEECO INSTRUMENTS INC. 2010 STOCK INCENTIVE PLAN

TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AWARD (2016)

These TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD (2016) (these “Terms and Conditions”) apply to any award by Veeco Instruments Inc., a Delaware corporation (the “Company”), of Restricted Stock Units, subject to certain restrictions pursuant to the Veeco Instruments Inc. 2010 Stock Incentive Plan (as it may be amended from time to time, the “Plan”), which specifically references these Terms and Conditions.

ARTICLE 1
ISSUANCE OF UNITS

The Company hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (2016) (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, these Terms and Conditions, and the terms and provisions of the Plan, which is incorporated herein by reference.  Unless otherwise provided herein, the terms in these Terms and Conditions shall have the same meaning as those defined in the Plan.

ARTICLE 2
CONVERSION OF UNITS AND ISSUANCE OF SHARES

2.1                               General.  Subject to Section 2.2, one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting.  Immediately thereafter, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations.  Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.  Notwithstanding the foregoing, the relevant number of Shares shall be issued no later than March 15th of the year following the calendar year in which the Award vests.  The Company may however, in its sole discretion, make a cash payment in lieu of the issuance of the Shares in an amount equal to the value of one share of Common Stock multiplied by the number of Units subject to the Award.  The number of Shares covered by the Award shall be proportionately adjusted for any stock dividend affecting the Shares in accordance with Section 10 of the Plan.

2.2                               Delay of Issuance of Shares.  The Company shall delay the issuance of any Shares under this Article 2 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares  to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.

ARTICLE 3
RIGHT TO SHARES

Except as set forth herein, the Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.  Notwithstanding the foregoing, while one or more Shares remain subject to this Award, the Grantee shall have the right to accrue Cash Dividend Equivalents (as defined in this Article 3).  For purposes herein, a “Cash Dividend Equivalent” means, for each Share subject to the Award, a cash payment equal to the cash dividend, if any, that would become payable to the Grantee with respect to such Share had the Grantee been the holder of such Share.  Cash Dividend Equivalents will be subject to all of the terms and conditions of the Award, including that the Cash Dividend Equivalents will vest and become payable upon the same terms and at the same time as the Units to which they relate.

ARTICLE 4
TAXES

4.1                               Tax Liability.  The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the payment of any Cash Dividend Equivalents, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

4.2                               Payment of Withholding Taxes.  Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(a)                                 By Share Withholding.  If permissible under Applicable Law, the Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares otherwise issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(b)                                 By Sale of Shares.  Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the

Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation.  Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable.  The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.  To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee.  The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(c)                                  By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity.  Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

ARTICLE 5
OTHER PROVISIONS

5.1                               Transfer Restrictions.  The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.

5.2                               Entire Agreement; Governing Law.  The Notice, the Plan and these Terms and Conditions constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.  These agreements are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  Should any provision of the Notice or these Terms and Conditions be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

5.3                               Construction.  The captions used in the Notice and these Terms and Conditions are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

5.4                               Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or these Terms and Conditions shall be submitted by the Grantee or by the Company to the Administrator.  The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

5.5                               Venue and Waiver of Jury Trial.  The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or these Terms and Conditions shall be brought exclusively in the United States District Court for the Eastern District of New York (or should such court lack jurisdiction to hear such action, suit or proceeding, in a New York state court in the County of Nassau) and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.  If any one or more provisions of this Section 5.5 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

5.6                               Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

5.7                               Nature of Award.  In accepting the Award, the Grantee acknowledges and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and these Terms and Conditions;

(b)                                 the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units, even if Units have been awarded repeatedly in the past;

(c)                                  all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)                                 the Grantee’s participation in the Plan is voluntary;

(e)                                  the Grantee’s participation in the Plan shall not create a right to any employment with the Grantee’s employer and shall not interfere with the ability of the Company or the employer to terminate the Grantee’s employment relationship, if any, at any time;

(f)                                   the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Entity;

(g)                                  in the event that the Grantee is not an Employee of the Company or any Related Entity, the Award and the Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Entity;

(h)                                 the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i)                                     in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or Shares acquired upon vesting of the Award, resulting from termination of the Grantee’s Continuous Service by the Company or any Related Entity (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Award, the Grantee irrevocably releases the Company and any Related Entity from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice, the Grantee shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;

(j)                                    in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Grantee’s right to receive Awards under the Plan and to vest in such Awards, if any, will terminate effective as of the date that the Grantee is no longer providing services and will not be extended by any notice period mandated under local law (e.g., providing services would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Administrator shall have the exclusive discretion to determine when the Grantee is no longer providing services for purposes of this Award;

(k)                                 the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares; and

(l)                                     the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisers regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

5.8                               Data Privacy.

(a)                                 The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice and these Terms and Conditions by and among, as applicable, the Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)                                 The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c)                                  The Grantee understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan.  The Grantee understands that the recipients of the Data may be located in the Grantee’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative.  The Grantee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.  The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative.  The Grantee understands, however, that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan.  For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

5.9                               Language.  If the Grantee has received these Terms and Conditions or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.

5.10                        Amendment and Delay to Meet the Requirements of Section 409A.  The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify these Terms and Conditions in any manner and delay the issuance of any Shares issuable pursuant to these Terms and Conditions to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.  In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units.  The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

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